Exhibit 99.1

For Immediate Release

OncoMed Pharmaceuticals Appoints Rick Winningham to Board of Directors

REDWOOD CITY, Calif., June 29, 2015 — OncoMed Pharmaceuticals, Inc., (NASDAQ: OMED), a clinical-stage company developing novel anti-cancer stem cell and immuno-oncology therapeutics, today announced the appointment of Rick Winningham to the company’s Board of Directors.

Mr. Winningham brings greater than 25 years pharmaceutical and biotechnology industry experience to his role on OncoMed’s Board of Directors. He is currently Chairman and Chief Executive Officer of Theravance Biopharma. Prior to joining Theravance in 2001, Mr. Winningham served as President of Bristol-Myers Squibb (BMS) Oncology/Immunology/Oncology Therapeutics Network and Global Marketing.

“Rick’s track record as CEO of a successful biopharmaceutical company, industry leader and as former head of BMS’s oncology and virology business at a time when BMS was a world leader in product sales make him a perfect addition to OncoMed’s Board,” said Paul J. Hastings, Chairman and Chief Executive Officer of OncoMed Pharmaceuticals. “His experience will provide valued commercial, operational, strategic partnering and portfolio management perspectives as our pipeline advances into late-stage development and we add exciting new anti-cancer stem cell and immuno-oncology discoveries.”

“In a little over ten years, OncoMed has established an enviable and growing pipeline of promising oncology therapeutic candidates that are well positioned to complement evolving standards-of-care and positively impact patient outcomes,” said Mr. Winningham. “I have been impressed by management’s focus on execution, the deep commitment to scientific discovery and the established partnerships that provide both validation and funding. I look forward to working with management and the Board to contribute to OncoMed’s continued success.”

Mr. Winningham serves as Chief Executive Officer and Chairman of the Board of Directors of Theravance Biopharma. From 2001-2014 he served as CEO of Theravance, Inc., during which time the company formed a transformational alliance with GlaxoSmithKline, completed a successful initial public offering, and advanced a number of products to commercialization before separating into two independent public companies, Theravance, Inc. and Theravance Biopharma. Prior to joining Theravance, Inc., Mr. Winningham served as President, Bristol-Myers Squibb Oncology/Immunology/Oncology Therapeutics Network (OTN) from 1997 to 2001, and also as President of Global Marketing from 2000 to 2001. In addition to operating responsibility for U.S. Oncology/Immunology/OTN, Mr. Winningham had full responsibility for Global Marketing in the Cardiovascular, Infectious Disease, Immunology, Oncology/Metabolics and GU/GI/Neuroscience therapeutic areas. Over a fifteen-year period with BMS and its predecessor, Bristol-Myers, Mr. Winningham held various U.S. and global management positions. During his tenure with BMS, he was associated with the development and commercialization of several major pharmaceutical products, such as Taxol®, Paraplatin®, Zerit®, Videx®, Reyataz®, and Abilify®. Mr. Winningham is a member of the Board of Directors of Jazz Pharmaceuticals, Chairman of the California Life Sciences Association and a member of Biotechnology Industry Organization’s Board of Directors. He holds an M.B.A. from Texas Christian University and a B.S. from Southern Illinois University.

About OncoMed

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel therapeutics targeting cancer stem cell (CSC) and immuno-oncology pathways. OncoMed has six anti-cancer product candidates in clinical development, the most advanced of which are in randomized Phase 2 clinical trials. Demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), and ipafricept (FZD8-Fc, OMP-54F28) each target key cancer stem cell signaling pathways including Notch and Wnt. OncoMed recently filed an Investigational New Drug application for anti-RSPO3 (OMP-131R10), an antibody targeting a third key cancer stem cell signaling pathway called R-spondin-LGR. OncoMed is also pursuing discovery of additional novel anti-CSC and cancer immuno-oncology product candidates. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the ability of OncoMed to advance and grow its research and development pipeline; and the ability of OncoMed’s therapeutic candidates to complement evolving standards of care and positively impact patient outcomes. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to discover, develop and commercialize additional product candidates; and OncoMed’s dependence on its Chairman and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (SEC) on March 12, 2015, and OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 7, 2015.

Contact:

Media & Investors

OncoMed Pharmaceuticals

Michelle Corral

Senior Director, Investor Relations and Corporate Communications

michelle.corral@oncomed.com

(650) 995-8373

Investors

Shari Annes

Annes Associates

shari.annes@oncomed.com

(650) 888-0902